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Exhibit 10 (d) - Amendment to Employment Agreement, Edwin Jacobson


                              AVATAR HOLDINGS, INC.
                               255 Alhambra Circle
                           Coral Gables, Florida 33134


                                                        As of March 1, 1994

     Mr. Edwin Jacobson
     c/o Avatar Holdings, Inc.
     255 Alhambra Circle
     Coral Gables, Florida 33134

     Dear Mr. Jacobson:

               Reference hereby is made to that certain employment agreement with you dated June 15, 1992 (the "Employment Agreement"). We each hereby agree that as of the date hereof:

               1. Paragraph 2(a) of the Employment Agreement hereby is amended and restated in its entirety as follows:

               (a) You shall be nominated as a director of the Corporation and, subject to your election thereto by the Board of Directors or the stockholders of the Company, you shall be employed as Chairman of the Executive Committee of the Company; and you shall also be employed as the President and Chief Executive Officer of the Company. In such capacities, you shall serve as a senior executive officer of the Company and shall have the duties and responsibilities prescribed for such positions by the By-Laws of the Company, and shall have such other duties and responsibilities as may from time to time be prescribed by the Board of Directors of the Company or the Executive Committee of the Board of Directors, provided that such duties and responsibilities are consistent with your positions as Chairman of the Executive Committee and President and Chief Executive Officer. In the performance of your duties, you shall be subject to the supervision and direction of the Board of Directors of the Company and the Executive Committee of the Board of Directors.

               2. The first sentence of paragraph 2(b) of the Employment Agreement hereby is amended and restated in its entirety as follows:

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               (b)  Subject to the term of your employment hereunder, you shall devote such time as is reasonably necessary to the proper performance of your duties and responsibilities as Chairman of the Executive Committee and President and Chief Executive Officer.

               3. The first sentence of paragraph 3(a) of the Employment Agreement hereby is amended and restated in its entirety as follows:

               (a) Base Salary. During the term of your employment hereunder, the Company shall pay you, and you shall accept from the Company for your services, a salary at the rate of not less than $325,000 per year ("Base Salary"), payable in accordance with the Company's policy with respect to the compensation of executives.

               4. Except as expressly amended by this letter agreement, your Employment Agreement shall remain in full force and effect in accordance with the terms thereof. This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

               If the foregoing is satisfactory, would you please so indicate by signing and returning to the Company the enclosed copy of this letter whereupon this will constitute our agreement on the subject.

                                   AVATAR HOLDINGS INC.


                                   By: /s/ Leon Levy
                                      -------------------------
                                      Leon Levy
                                      Chairman of the Board


     ACCEPTED AND AGREED TO:


     /s/ Edwin Jacobson
     -----------------------
         Edwin Jacobson

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